Exhibit 99.1

Ramco-Gershenson Properties Trust Announces Fourth Quarter Common Share Dividend; Reduces Annualized Dividend Rate

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--December 3, 2008--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that its Board of Trustees has declared a fourth quarter common share dividend of $0.2313 for the period of October 1, 2008 through December 31, 2008. The common share dividend is payable on January 5, 2009 to shareholders of record on December 20, 2008. This rate represents a 50% reduction from the third quarter dividend and results in an annual rate for 2008 of $1.62. In addition, the Board of Trustees indicated that the 2009 dividend is expected to be at an annualized rate of $0.9252 per share.

“Our Board of Trustees’ action to reduce the dividend is in response to the current capital markets and is designed to strengthen our balance sheet, enhance liquidity over the next several quarters and position the Company to take advantage of future opportunities,” said Dennis Gershenson, President and Chief Executive Officer. “The dividend reduction should be viewed as a positive measure for generating capital without diluting existing shareholder value."

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.1 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the expected annual dividend rate. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

CONTACT:
Ramco-Gershenson Properties Trust
Company Officers:
Dennis Gershenson, President & Chief Executive Officer
Richard Smith, Chief Financial Officer
Phone: 248-350-9900
Fax: 248-350-9925
or
Media Contact:
Dawn Hendershot, 248-582-6202
Director of Investor Relations and Corporate Communications